EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SOLO CUP ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

HIGHLAND PARK, Ill., May 15, 2007 — Solo Cup Company (the “Company”), a leading provider of disposable foodservice products, today announced its first quarter 2007 financial results.

For the thirteen weeks ended April 1, 2007, the Company reported net sales of $554.0 million, versus $567.2 million for the thirteen weeks ended April 2, 2006. The decrease in net sales primarily reflects the sale of the Company’s dairy business in Japan as well as a modest volume decrease due to challenging industry conditions. The dairy business in Japan contributed approximately $10 million to net sales in the first quarter of 2006. The reduction in volume was partially offset by an increase in average realized sales price which reflects price increases implemented during 2006 in response to higher paper and resin costs.

Gross profit for the thirteen weeks ended April 1, 2007, was $46.5 million, a decrease of $7.3 million from the comparable period in 2006. The decrease in gross profit reflects the Company’s inability to pass through all raw material cost increases and to optimize the pricing programs offered to customers, and, to a lesser extent, decreased volume. Selling, general and administrative expenses decreased $8.0 million to $59.1 million for the thirteen weeks ended April 1, 2007, from $67.1 million for the thirteen weeks ended April 2, 2006.

“In the first quarter, we successfully launched our new order management system, recruited four new members to our executive leadership team, launched operational efficiency initiatives which will yield significant future savings, and generated annualized SG&A reductions of over $9 million. Going forward, we are focused on generating gross profit growth through improving our pricing and marketing strategies as well as launching innovative products that capitalize on our strong brand name and long-standing customer relationships.” said Robert M. Korzenski, chief executive officer.

Korzenski continued, “The first quarter provided us further encouragement about our ability to meaningfully improve our results and reduce debt over the next 18 months. However, we continue to face high raw material prices, high interest expense and a competitive environment in the near term. We believe we have the right foundation in place to navigate through these challenging times. Importantly, our focus on managing cash and working capital has increased our comfort with our liquidity position for 2007.”

The Company will host a conference call beginning at 10:00 a.m. Central Daylight Time on Wednesday, May 16, 2007, to discuss its first quarter financial results. The conference call may be accessed by dialing 1-800-289-0494. A replay will be available for one week after the call by dialing 1-888-203-1112 reservation number 6787489.

Solo Cup Company is a $2.5 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in paper, plastic, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, any material weaknesses in our internal control over financial reporting that are not remedied effectively, the impact of our significant debt on our financial health and operating flexibility, the impact of any legal or regulatory proceedings as a result of our restatement of our consolidated financial statements, the ability of the Company to effectively implement the integrated performance improvement program and other initiatives designed to reduce cost and improve operating efficiencies, the effect of general economic and competitive business conditions, increases in energy, raw material and other manufacturing costs, and fluctuations in demand for the Company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our most recent Quarterly Report filing on Form 10-Q, our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

Media Contact:	Analyst Contact:
Angie Chaplin, 312-577-1753	Richard Ryan, 847-579-3603
achaplin@digcommunications.com	richard.ryan@solocup.com

Schedule A

SOLO CUP COMPANY

Consolidated Statements of Operations

(Unaudited, in thousands)

	Thirteen weeks ended April 1, 2007	Thirteen weeks ended April 2, 2006
Net sales	$554,022	$567,236
Cost of goods sold	507,537	513,415
Gross profit	46,485	53,821
Selling, general and administrative expenses	59,083	67,077
Loss on sale of property, plant and equipment	139	864
Operating loss	(12,737)	(14,120)
Interest expense, net	25,696	20,379
Foreign currency exchange gain, net	(400)	(1,034)
Other (income) expense, net	(39)	127
Loss before income taxes	(37,994)	(33,592)
Income tax provision (benefit)	742	(13,437)
Net loss	$(38,736)	$(20,155)

The following table reconciles adjusted EBITDA (non-GAAP measure) to net loss (GAAP measure):

(Unaudited, in thousands)
	Thirteen weeks ended April 1, 2007		Thirteen weeks ended April 2, 2006
Net loss (GAAP measure)	$(38,736)		$(20,155)
Interest expense, net	25,696		20,379
Income tax provision (benefit)	742		(13,437)
Depreciation and amortization	24,367		25,710
EBITDA (non-GAAP measure)	12,069		12,497
Other unusual charges	9,346	(1)	9,178 (2)
Adjusted EBITDA (non-GAAP measure)	$21,415		$21,675

(1)

Includes $3.5 million related to the implementation of our order management system, $5.0 million for professional fees related to the Performance Improvement Program, and $0.8 million for other expenses. For purposes of evaluating our covenant compliance under our current credit facilities, consolidated EBITDA was $12.9 million and was calculated by adding $0.8 million of the $9.3 million to EBITDA.

(2)

Includes $4.0 million related to the implementation of our order management system, $3.5 million for restructuring and integration expense, $1.6 million for legal expenses related to resolution of contractual disputes arising from the SF Holdings acquisition. For purposes of evaluating our covenant compliance under our credit facilities in place during the first quarter of 2006, consolidated EBITDA was $21.7 million and was calculated by adding all of these unusual charges to EBITDA.

EBITDA and adjusted EBITDA are not measures of financial performance under GAAP and should not be considered alternatives to net loss or any other performance measure derived in accordance with GAAP. They should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP or as an alternative measure of liquidity. We provide EBITDA and adjusted EBITDA to provide a view to measures similar to those used for pricing under the terms of our First and Second Lien Credit Facilities and to those used in evaluating our compliance with certain covenants under our First and Second Lien Credit Facilities and the indenture governing our 8.5% senior subordinated notes. They are also used as a metric to determine certain components of management compensation.

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